Exhibit 99.1

GLYCOMIMETICS reports THIRD quarter 2015 results

ROCKVILLE, MD, November 12, 2015–  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the third quarter ended September 30, 2015.  As of September 30, 2015, GlycoMimetics had cash and cash equivalents of $53.8 million, which includes a $20.0 million milestone payment from Pfizer in August upon its initiation of a Phase 3 clinical trial for rivipansel.

The company’s research and development expenses decreased slightly to $5.0 million for the quarter ended September 30, 2015 as compared to $5.1 million for the third quarter of 2014. The decrease was primarily attributable to a decrease in spending related to manufacturing and process development for the Phase 1/2 clinical trial of GMI-1271, offset by an increase in the related clinical costs associated with site initiations and patient enrollment for the Phase 1/2 clinical trial. GlycoMimetics is studying the safety, pharmacokinetics and efficacy of GMI-1271, when used in combination with chemotherapy in patients with acute myeloid leukemia (AML), in the ongoing Phase 1/2 clinical trial. The first patient in the trial was enrolled in May 2015. In addition, the preclinical development of GMI-1359, the company’s next drug candidate, resulted in increased expenses in manufacturing and for the toxicology studies required to support a potential investigational new drug (IND) application.

The company’s general and administrative expenses increased to $2.1 million for the quarter ended September 30, 2015 as compared to $1.6 million for the third quarter of 2014.  The increase was primarily attributable to additional professional fees, including patent costs, market research studies, insurance and other costs associated with supporting public company operations, as well as increased stock-based compensation expense.

“We have made recent achievements across our clinical pipeline,” said Rachel King, CEO of GlycoMimetics. “Enrollment for the rivipansel Phase 3 clinical trial is underway and our partner Pfizer has also initiated dosing in a Phase 1 trial of a subcutaneous formulation of rivipansel. We have completed enrollment for our Phase 1 trial of GMI-1271 in healthy volunteers, and are enrolling patients in our Phase 1/ 2 trial in AML. Additionally, three posters and one oral presentation of new data for both GMI-1271, a novel and proprietary E-selectin antagonist, and GMI-1359, an antagonist of E-selectin and CXCR4 in advanced preclinical studies, have been selected for presentation at the annual ASH meeting in December. These accomplishments position us for multiple news opportunities in 2016 and support our focus on programs that may potentially transform the treatment both of sickle cell disease and AML.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel.

GlycoMimetics’s wholly-owned drug candidate (GMI-1271) for AML and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates and the presentation of data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on March 16, 2015, and other filings the company makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Revenue	$—	$—	$20,035	$15,027

Costs and expenses:
Research and development	5,038	5,051	18,089	14,290
General and administrative	2,133	1,648	5,844	4,479
Total costs and expenses	7,171	6,699	23,933	18,769

Loss from operations	(7,171)	(6,699)	(3,898)	(3,742)

Other income	3	5	10	14

Loss and comprehensive loss before income taxes	(7,168)	(6,694)	(3,888)	(3,728)

Income tax benefit	—	(77)	—	—

Net loss and net comprehensive loss	$(7,168)	$(6,617)	$(3,888)	$(3,728)

Net loss per share – basic	$(0.38)	$(0.35)	$(0.20)	$(0.20)
Net loss per share – diluted	$(0.38)	$(0.35)	$(0.20)	$(0.20)
Weighted average shares – basic	19,025,623	18,893,834	18,999,705	18,311,358
Weighted average shares – diluted	19,025,623	18,893,834	18,999,705	18,311,358

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)

Cash and cash equivalents	$53,760	$55,199

Working capital	47,628	49,655

Total assets	55,742	57,264

Total liabilities	7,037	6,461

Total stockholders' equity	48,705	50,803